PROSPECTUS Dated August 26, 2003                    Pricing Supplement No. 7 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-106789
Dated August 26, 2003                                    Dated October 24, 2003
                                                                 Rule 424(b)(3)

                                  $24,722,080
                                Morgan Stanley

                       GLOBAL MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes
                            -----------------------
                         8% SPARQS due October 30, 2004
                          Mandatorily Exchangeable for
                     Shares of Common Stock of YAHOO! INC.

      Stock Participation Accreting Redemption Quarterly-pay Securities(SM)
                                 ("SPARQS(R)")

The SPARQS will pay 8% interest per year but do not guarantee any return of principal at maturity. Instead, the SPARQS will pay at maturity a number of shares of Yahoo! common stock, subject to our right to call the SPARQS for cash at any time beginning April 30, 2004.

o The principal amount and issue price of each SPARQS is $20.264, which is equal to one-half of the closing price of Yahoo! common stock on October 24, 2003, the day we offered the SPARQS for initial sale to the public.

o We will pay 8% interest (equivalent to $1.621 per year) on the $20.264 principal amount of each SPARQS. Interest will be paid quarterly, beginning January 30, 2004.

o At maturity, unless we have called the SPARQS for the cash call price, you will receive one-half of one share of Yahoo! common stock in exchange for each SPARQS, subject to adjustment for certain corporate events relating to Yahoo! The maturity of the SPARQS may be accelerated under limited circumstances, including in the event of a substantial decline in the price of Yahoo! common stock.

o Beginning April 30, 2004, we have the right to call all of the SPARQS at any time and pay to you the cash call price, which will be calculated based on the call date. The call price will be an amount of cash per SPARQS that, together with all of the interest paid on the SPARQS to and including the call date, gives you a yield to call of 30% per annum on the issue price of each SPARQS from and including the date of issuance to but excluding the call date. The calculation of the call price for any call date takes into account the time value of all of the payments made per SPARQS from the date of issuance to and including the applicable call date.

o If we decide to call the SPARQS, we will give you notice at least 10 but not more than 30 days before the call date specified in the notice.

o Investing in SPARQS is not equivalent to investing in Yahoo! common stock. You will not have the right to exchange your SPARQS for Yahoo! common stock prior to maturity.

o Yahoo! Inc. is not involved in this offering of SPARQS in any way and will have no obligation of any kind with respect to the SPARQS.

o The SPARQS have been approved for listing on the American Stock Exchange LLC, subject to official notice of issuance. The AMEX listing symbol for the SPARQS is "SDY."

You should read the more detailed description of the SPARQS in this pricing supplement. You should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of SPARQS."

The SPARQS are riskier than ordinary debt securities. See "Risk Factors" beginning on PS-7.

                            -----------------------
                            PRICE $20.264 PER SPARQS
                            -----------------------

                                    Price to       Agent's        Proceeds to
                                    Public(1)    Commissions       Company(1)
                                   -----------   -----------      ------------
Per SPARQS......................     $20.264        $.330           $19.934
Total...........................   $24,722,080     $402,600       $24,319,480

--------------
(1) Plus accrued interest, if any, from the original issue date.


                                 MORGAN STANLEY

                      (This page intentionally left blank)

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the SPARQS(R) we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The SPARQS offered are medium-term debt securities of Morgan Stanley. The return on the SPARQS at maturity is linked to the performance of the common stock of Yahoo! Inc., which we refer to as Yahoo! Stock, subject to our right to call the SPARQS for cash at any time on or after April 30, 2004.

     "Stock Participation Accreting Redemption Quarterly-pay Securities" and "SPARQS" are our service marks.

Each SPARQS                We, Morgan Stanley, are offering 8% Stock
costs $20.264              Participation Accreting Redemption Quarterly-pay
                           Securities(SM) due October 30, 2004, Mandatorily
                           Exchangeable for Shares of Common Stock of Yahoo!
                           Inc., which we refer to as the SPARQS. The principal amount and issue price of each SPARQS is $20.264, which is equal to one-half of the closing price of Yahoo! Stock on October 24, 2003, the day we offered the SPARQS for initial sale to the public.

No guaranteed              Unlike ordinary debt securities, the SPARQS do not
return of principal        guarantee any return of principal at maturity.
                           Instead the SPARQS will pay an amount of Yahoo!
                           Stock at the scheduled maturity date, subject to our prior call of the SPARQS for the applicable call price in cash. Investing in SPARQS is not equivalent to investing in Yahoo! Stock. If at maturity
                           (including upon an acceleration of the SPARQS) the closing price of Yahoo! Stock has declined from the closing price on October 24, 2003, the day we offered the SPARQS for initial sale to the public, your payout will be less than the principal amount of the SPARQS. In certain cases of acceleration described below under "--The maturity date of the SPARQS may be accelerated," you may instead receive an early cash payment on the SPARQS.

8% interest on the         We will pay interest on the SPARQS, at the rate of
principal amount           8% of the principal amount per year, quarterly on
                           January 30, 2004, April 30, 2004, July 30, 2004 and
                           the maturity date. If we call the SPARQS, we will pay accrued but unpaid interest on the SPARQS to but excluding the applicable call date. The interest rate we pay on the SPARQS is more than the current dividend rate on Yahoo! Stock.

Payout at maturity         If we have not called the SPARQS and the maturity of
                           the SPARQS has not accelerated, we will deliver to you at the scheduled maturity date a number of shares of Yahoo! Stock equal to the exchange ratio for each $20.264 principal amount of SPARQS you hold. The initial exchange ratio is one-half of one share of Yahoo! Stock per SPARQS, subject to adjustment for certain corporate events relating to Yahoo! Inc., which we refer to as Yahoo! You do not have the right to exchange your SPARQS for Yahoo!
                           Stock prior to maturity.

                           You can review the historical prices of Yahoo! Stock in the section of this pricing supplement called "Description of SPARQS--Historical Information."

                           If October 20, 2004, the final call notice date, is not a trading day or a market disruption event occurs on that day and we elect to call the SPARQS, the scheduled maturity date of the SPARQS will be postponed so that the maturity date will be the tenth calendar day after we send notice of our election. See the section of this pricing supplement called "Description of SPARQS--Maturity Date." The maturity of the SPARQS will be accelerated under the circumstances described below under "--The maturity date of the SPARQS may be accelerated."

Your return on the         The return investors realize on the SPARQS may be
SPARQS may be              limited by our call right. We have the right to call
limited by our call right  all of the SPARQS at any time beginning April 30,
                           2004, including at maturity, for the cash call price, which will be calculated based on the call date. The call price will be an amount of cash per SPARQS that, together with all of the interest paid on the SPARQS to and including the call date, gives you a yield to call of 30% per annum on the issue price of each SPARQS from and including the date of issuance to but excluding the call date.

                           You should not expect to obtain a total yield (including interest payments) of more than 30% per annum on the issue price of the SPARQS to the call date. If we call the SPARQS, you will receive the cash call price and not Yahoo! Stock or an amount based upon the market price of Yahoo! Stock.

                           The yield to call, and the call price for a particular call date that the yield to call implies, takes into account the time value of any periodic payments that are made on a given investment. That is, in the case of the SPARQS, the yield to call assumes that an investor in the SPARQS earns the yield to call rate on a particular cash flow on the SPARQS, such as an interest payment or the payment of the call price on a particular call date, from the date of issuance of the SPARQS to but excluding the date of the applicable payment. As a result, the call price for any call date is an amount per SPARQS such that the present value of all of the payments made on the SPARQS to and including the applicable call date (i.e., including the call price and all of the interest payments), when discounted to the date of issuance from the payment date of those cash flows at the yield to call rate of 30% per annum, equals the issue price of the SPARQS.

                           If we call the SPARQS, we will do the following:

                           o send a notice announcing that we have decided to call the SPARQS;

                           o specify in the notice a call date when you will receive payment in exchange for delivering your SPARQS to the trustee; that call date will not be less than 10 nor more than 30 days after the date of the notice; and

                           o specify in the notice the cash call price that we will pay to you in exchange for each SPARQS.

                           If we were to call the SPARQS on April 30, 2004, which is the earliest day on which we may call the SPARQS, the total payment you would receive on the SPARQS, including interest paid from the date of issuance through the call date, would be $23.0769 per SPARQS. If we were to call the SPARQS on the scheduled maturity date, the total payment you would receive on the SPARQS, including interest paid from the date of issuance through the call date (which is the same date that would have otherwise been the scheduled maturity date), would be $26.1707 per SPARQS.

The yield to call on the   The yield to call on the SPARQS is 30%, which means
SPARQS is 30%              that the annualized rate of return that you will
                           receive on the issue price of the SPARQS if we call the SPARQS will be 30%. The calculation of the yield to call takes into account the issue price of the SPARQS, the time to the call date and the amount and timing of interest payments on the SPARQS, as well as the call price. If we call the SPARQS on any particular call date, the call price will be an amount so that the yield to call on the SPARQS to but excluding the call date will be 30% per annum.

The maturity date of the   The maturity date of the SPARQS will be accelerated
SPARQS may be              upon the occurrence of either of the following
accelerated                events:

                           o a price event acceleration, which will occur if the closing price of Yahoo! Stock on any two consecutive trading days is less than $2.00 (subject to adjustment for certain corporate events related to Yahoo!); and

                           o an event of default acceleration, which will occur if there is an event of default with respect to the SPARQS.

                           The amount payable to you will differ depending on the reason for the acceleration.

                           o If there is a price event acceleration, we will owe you (i) a number of shares of Yahoo! Stock at the then current exchange ratio and (ii) accrued but unpaid interest to but excluding the date of acceleration plus an amount of cash determined by the Calculation Agent equal to the sum of the present values of the remaining scheduled payments of interest on the SPARQS (excluding such accrued but unpaid interest) discounted to the date of acceleration, as described in the section of this pricing supplement called "Description of SPARQS--Price Event Acceleration."

                           o If there is an event of default acceleration and if we have not already called the SPARQS in accordance with our call right, we will owe you (i) the lesser of (a) the product of (x) the market price of Yahoo! Stock, as of the date of such acceleration and (y) the then current exchange ratio and (b) the call price calculated as though the date of acceleration were the call date (but in no event less than the call price for the first call date) and
                              (ii) accrued but unpaid interest to but
                              excluding the date of acceleration.

                              o  If we have already called the SPARQS in
                                 accordance with our call right, we will owe you (i) the call price and (ii) accrued but unpaid interest to the date of acceleration.

                           The amount payable to you if the maturity of the SPARQS is accelerated may be substantially less than the $20.264 principal amount of the SPARQS.

The SPARQS may become      Following certain corporate events relating to
exchangeable into the      Yahoo! Stock, such as a stock-for-stock merger
common stock of companies  where Yahoo! is not the surviving entity, you will
other than Yahoo!          receive at maturity the common stock of a successor
                           corporation to Yahoo! Following certain other corporate events relating to Yahoo! Stock, such as a merger event where holders of Yahoo! Stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to Yahoo!
                           Stock, you will receive at maturity the common stock of three companies in the same industry group as Yahoo! in lieu of, or in addition to, Yahoo! Stock.
                           In the event of such a corporate event, the equity-linked nature of the SPARQS would be affected.

                           We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of this pricing supplement called "Description of SPARQS--Antidilution Adjustments." You should read this section in order to understand these and other adjustments that may be made to your SPARQS.

MS & Co. will be the       We have appointed our affiliate, Morgan Stanley &
calculation agent          Co. Incorporated, which we refer to as MS & Co., to
                           act as calculation agent for JPMorgan Chase Bank
                           (formerly known as The Chase Manhattan Bank), the trustee for our senior notes. As calculation agent, MS & Co. will determine the call price that you will receive if we call the SPARQS. MS & Co. will also calculate the amount payable per SPARQS in the event of a price event acceleration, adjust the exchange ratio for certain corporate events affecting Yahoo!
                           Stock and determine the appropriate underlying security or securities to be delivered at maturity in the event of certain reorganization events relating to Yahoo! Stock that we describe in the section of this pricing supplement called
                           "Description of SPARQS--Antidilution Adjustments."

No affiliation with        Yahoo! is not an affiliate of ours and is not
Yahoo!                     involved with this offering in any way. The
                           obligations represented by the SPARQS are obligations of Morgan Stanley and not of Yahoo!

Where you can find more    The SPARQS are senior notes issued as part of our
information on the         Series C medium-term note program. You can find a
SPARQS                     general description of our Series C medium-term note
                           program in the accompanying prospectus supplement dated August 26, 2003. We describe the basic features of this type of note in the sections called
                           "Description of Notes--Fixed Rate Notes" and
                           "--Exchangeable Notes."

                           For a detailed description of the terms of the SPARQS, including the specific mechanics for exercise of our call right, you should read the "Description of SPARQS" section in this pricing supplement. You should also read about some of the risks involved in investing in SPARQS in the section called "Risk Factors." The tax and accounting treatment of investments in equity-linked notes such as the SPARQS may differ from that of investments in ordinary debt securities or common stock. We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the SPARQS.

How to reach us            Please contact your local Morgan Stanley branch
                           office or our principal executive offices at 1585
                           Broadway, New York, New York 10036 (telephone number
                           (212) 761-4000).

                                  RISK FACTORS

     The SPARQS are not secured debt and are riskier than ordinary debt securities. Because the return to investors is linked to the performance of Yahoo! Stock, there is no guaranteed return of principal. This section describes the most significant risks relating to the SPARQS. You should carefully consider whether the SPARQS are suited to your particular circumstances before you decide to purchase them.

SPARQS are not ordinary            The SPARQS combine features of equity and
senior notes --                    debt. The terms of the SPARQS differ from
no guaranteed return of            those of ordinary debt securities in that we
principal                          will not pay you a fixed amount at maturity.
                                   Our payout to you at the scheduled maturity date will be a number of shares of Yahoo!
                                   Stock, unless we have exercised our call right or the maturity of the SPARQS has been accelerated. If the closing price of Yahoo!
                                   Stock at maturity (including upon an
                                   acceleration of the SPARQS) is less than the closing price on October 24, 2003, the day we offered the SPARQS for initial sale to the public, and we have not called the SPARQS, we will pay you an amount of Yahoo!
                                   Stock or, under some circumstances, cash, in either case with a value that is less than the principal amount of the SPARQS.

Your appreciation                  The appreciation potential of the SPARQS is
potential is limited by            limited by our call right. The $20.264 issue
our call right                     price of one SPARQS is equal to one-half of
                                   the closing price of one share of Yahoo!
                                   Stock on October 24, 2003, the day we
                                   offered the SPARQS for initial sale to the public. If we exercise our call right, you will receive the cash call price described under "Description of SPARQS--Call Price" below and not Yahoo! Stock or an amount based upon the closing price of Yahoo!
                                   Stock. The payment you will receive in the event that we exercise our call right will depend upon the call date and will be an amount of cash per SPARQS that, together with all of the interest paid on the SPARQS to and including the call date, represents a yield to call of 30% per annum on the issue price of the SPARQS from the date of issuance to but excluding the call date. We may call the SPARQS at any time on or after April 30, 2004, including on the maturity date. You should not expect to obtain a total yield (including interest payments) of more than 30% per annum on the issue price of the SPARQS to the call date.

Secondary trading                  There may be little or no secondary market
may be limited                     for the SPARQS. Although the SPARQS have
                                   been approved for listing on the American
                                   Stock Exchange LLC, which we refer to as the AMEX, it is not possible to predict whether the SPARQS will trade in the secondary market. Even if there is a secondary market, it may not provide significant liquidity. MS
                                   & Co. currently intends to act as a market maker for the SPARQS but is not required to do so.

Market price of the SPARQS         Several factors, many of which are beyond
will be influenced by many         our control, will influence the value of the
unpredictable factors              SPARQS. We expect that generally the market
                                   price of Yahoo! Stock on any day will affect the value of the SPARQS more than any other single factor. However, because we have the right to call the SPARQS at any time beginning April 30, 2004 for a call price that is not linked to the market price of Yahoo! Stock, the SPARQS may trade differently from Yahoo! Stock. Other factors that may influence the value of the SPARQS include:

                                   o  the volatility (frequency and magnitude
                                      of changes in price) of Yahoo! Stock

                                   o  geopolitical conditions and economic,
                                      financial, political, regulatory or
                                      judicial events that affect stock markets generally and which may affect the market price of Yahoo! Stock

                                   o  interest and yield rates in the market

                                   o the time remaining until we can call the SPARQS and until the SPARQS mature

                                   o  the dividend rate on Yahoo! Stock

                                   o  our creditworthiness

                                   o  the occurrence of certain events
                                      affecting Yahoo! that may or may not
                                      require an adjustment to the exchange
                                      ratio

                                   Some or all of these factors will influence the price you will receive if you sell your SPARQS prior to maturity. For example, you may have to sell your SPARQS at a substantial discount from the principal amount if the market price of Yahoo! Stock is at, below, or not sufficiently above the initial market price.

                                   You cannot predict the future performance of Yahoo! Stock based on its historical performance. The price of Yahoo! Stock may decrease so that you will receive at maturity an amount of Yahoo! Stock or, under some circumstances, cash, in either case worth less than the principal amount of the SPARQS. In addition, there can be no assurance that the price of Yahoo! Stock will increase so that you will receive at maturity an amount of Yahoo! Stock worth more than the principal amount of the SPARQS. If we exercise our call right and call the SPARQS, you will receive the cash call price and not Yahoo! Stock, and your yield to the call date (including all of the interest paid on the SPARQS) will be 30% per annum on the issue price of each SPARQS, which may be more or less than the yield on a direct investment in Yahoo! Stock.

If the SPARQS accelerate,          The maturity of the SPARQS will be
you may receive an amount          accelerated if there is a price event
worth substantially less than      acceleration or an event of default
the principal amount of the        acceleration. The amount payable to you if
SPARQS                             the maturity of the SPARQS is accelerated
                                   will differ depending on the reason for the acceleration and may be substantially less than the principal amount of the SPARQS. See
                                   "Description of SPARQS--Price Event
                                   Acceleration" and "Description of
                                   SPARQS--Alternate Exchange Calculation in
                                   Case of an Event of Default."

Morgan Stanley is not              Yahoo! is not an affiliate of ours and is
affiliated with Yahoo!             not involved with this offering in any way.
                                   Consequently, we have no ability to control the actions of Yahoo!, including any corporate actions of the type that would require the calculation agent to adjust the payout to you at maturity. Yahoo! has no obligation to consider your interest as an investor in the SPARQS in taking any corporate actions that might affect the value of your SPARQS. None of the money you pay for the SPARQS will go to Yahoo!

Morgan Stanley may engage          We or our affiliates may presently or from
in business with or involving      time to time engage in business with Yahoo!
Yahoo! without regard to           without regard to your interests, including
your interests                     extending loans to, or making equity
                                   investments in, Yahoo! or providing advisory services to Yahoo!, such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about Yahoo!
                                   Neither we nor any of our affiliates
                                   undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Yahoo! These research reports may or may not recommend that investors buy or hold Yahoo! Stock.

You have no                        Investing in the SPARQS is not equivalent to
shareholder rights                 investing in Yahoo! Stock. As an investor in
                                   the SPARQS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to Yahoo! Stock. In addition, you do not have the right to exchange your SPARQS for Yahoo! Stock prior to maturity.

The SPARQS may become              Following certain corporate events relating
exchangeable into the              to Yahoo! Stock, such as a merger event
common stock of companies          where holders of Yahoo! Stock would receive
other than Yahoo!                  all or a substantial portion of their
                                   consideration in cash or a significant cash dividend or distribution of property with respect to Yahoo! Stock, you will receive at maturity the common stock of three companies in the same industry group as Yahoo! in lieu of, or in addition to, Yahoo! Stock.
                                   Following certain other corporate events, such as a stock-for-stock merger where
                                   Yahoo! is not the surviving entity, you will receive at maturity the common stock of a successor corporation to Yahoo! We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of this pricing supplement called "Description of SPARQS--Antidilution
                                   Adjustments." The occurrence of such
                                   corporate events and the consequent
                                   adjustments may materially and adversely affect the market price of the SPARQS.

The antidilution adjustments       MS & Co., as calculation agent, will adjust
the calculation agent is           the amount payable at maturity for certain
required to make do not            events affecting Yahoo! Stock, such as stock
cover every corporate event        splits and stock dividends, and certain
that could affect Yahoo!           other corporate actions involving Yahoo!,
Stock                              such as mergers. However, the calculation
                                   agent will not make an adjustment for every corporate event that could affect Yahoo!
                                   Stock. For example, the calculation agent is not required to make any adjustments if Yahoo! or anyone else makes a partial tender or partial exchange offer for Yahoo! Stock.
                                   If an event occurs that does not require the calculation agent to adjust the amount of Yahoo! Stock payable at maturity, the market price of the SPARQS may be materially and adversely affected.

Adverse economic interests of      Because the calculation agent, MS & Co., is
the calculation agent and its      our affiliate, the economic interests of the
affiliates may affect              calculation agent and its affiliates may be
determinations                     adverse to your interests as an investor in
                                   the SPARQS. As calculation agent, MS & Co.
                                   will calculate the cash amount you will
                                   receive if we call the SPARQS and the amount payable to you in the event of a price acceleration and will determine what adjustments should be made to the exchange ratio to reflect certain corporate and other events and the appropriate underlying security or securities to be delivered at maturity in the event of certain reorganization events. Determinations made by MS & Co, in its capacity as calculation agent, including adjustments to the exchange ratio or the calculation of the amount payable to you in the event of a price event acceleration, may affect the amount payable to you at maturity or upon a price event acceleration of the SPARQS. See the sections of this pricing supplement called
                                   "Description of SPARQS--Antidilution
                                   Adjustments" and "--Price Event
                                   Acceleration."

Hedging and trading activity       MS & Co. and other affiliates of ours have
by the calculation agent and       carried out, and will continue to carry out,
its affiliates could potentially   hedging activities related to the SPARQS,
affect the value of the            including trading in Yahoo! Stock as well as
SPARQS                             in other instruments related to Yahoo!
                                   Stock. MS & Co. and some of our other
                                   subsidiaries also trade Yahoo! Stock and other financial instruments related to
                                   Yahoo! Stock on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities as of the date of this pricing supplement could potentially have increased the price of Yahoo! Stock and, accordingly, potentially have increased the issue price of the SPARQS and, therefore, the price at which Yahoo! Stock must close before you would receive at maturity an amount of Yahoo! Stock worth as much as or more than the principal amount of the SPARQS.
                                   Additionally, such hedging or trading
                                   activities during the term of the SPARQS could potentially affect the price of Yahoo!
                                   Stock at maturity and, accordingly, if we have not called the SPARQS, the value of the Yahoo! Stock, or in certain circumstances cash, you will receive at maturity, including upon an acceleration event.

Because the characterization       You should also consider the U.S. federal
of the SPARQS for U.S.             income tax consequences of investing in the
federal income tax purposes        SPARQS. There is no direct legal authority
is uncertain, the material         as to the proper tax treatment of the
U.S. federal income tax            SPARQS, and consequently our special tax
consequences of an                 counsel is unable to render an opinion as to
investment in the SPARQS           their proper characterization for U.S.
are uncertain                      federal income tax purposes. Therefore,
                                   significant aspects of the tax treatment of the SPARQS are uncertain. Pursuant to the terms of the SPARQS, you have agreed with us to treat a SPARQS as an investment unit consisting of (i) a terminable forward contract and (ii) a deposit with us of a fixed amount of cash to secure your obligation under the terminable forward contract, as described in the section of this pricing supplement called "Description of SPARQS--United States Federal Income
                                   Taxation--General." The terminable forward contract (i) requires you (subject to our call right) to purchase Yahoo! Stock from us at maturity, and (ii) allows us, upon exercise of our call right, to terminate the terminable forward contract by returning your deposit and paying to you an amount of cash equal to the difference between the call price and the deposit. If the Internal
                                   Revenue Service (the "IRS") were successful in asserting an alternative characterization for the SPARQS, the timing and character of income on the SPARQS and your tax basis for Yahoo! Stock received in exchange for the SPARQS may differ. We do not plan to request a ruling from the IRS regarding the tax treatment of the SPARQS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the section of this pricing supplement called "Description of
                                   SPARQS--United States Federal Income
                                   Taxation." You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the SPARQS.

                             DESCRIPTION OF SPARQS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "SPARQS" refers to each $20.264 principal amount of our 8% SPARQS due October 30, 2004, Mandatorily Exchangeable for Shares of Common Stock of Yahoo! Inc. In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley.

Aggregate Principal Amount......   $24,722,080

Maturity Date...................   October 30, 2004, subject to acceleration as
                                   described below in "--Price Event
                                   Acceleration" and "--Alternate Exchange
                                   Calculation in Case of an Event of Default" and subject to extension if the Final Call
                                   Notice Date is postponed in accordance with the following paragraph.

                                   If the Final Call Notice Date is postponed because it is not a Trading Day or due to a Market Disruption Event or otherwise and we elect to call the SPARQS, the scheduled Maturity Date will be postponed so that the Maturity Date will be the tenth calendar day following the Final Call Notice Date. See "--Final Call Notice Date."

Interest Rate...................   8% per annum (equivalent to $1.621 per annum
                                   per SPARQS)

Interest Payment Dates..........   January 30, 2004, April 30, 2004, July 30,
                                   2004 and the Maturity Date.

                                   If the scheduled Maturity Date is postponed due to a Market Disruption Event or otherwise, we will pay interest on the Maturity Date as postponed, but no interest will accrue during the period from or after the scheduled Maturity Date.

Record Date.....................   The Record Date for each Interest Payment
                                   Date, including the Interest Payment Date scheduled to occur on the Maturity Date, will be the date 5 calendar days prior to such scheduled Interest Payment Date, whether or not that date is a Business Day;
                                   provided, however, that in the event that we call the SPARQS, no Interest Payment Date will occur after the Morgan Stanley Notice
                                   Date, except for any Interest Payment Date for which the Morgan Stanley Notice Date falls on or after the "ex-interest" date for the related interest payment, in which case the related interest payment will be made on such Interest Payment Date; and provided, further, that accrued but unpaid interest payable on the Call Date, if any, will be payable to the person to whom the Call Price is payable. The "ex-interest" date for any interest payment is the date on which purchase transactions in the SPARQS no longer carry the right to receive such interest payment.

Specified Currency..............   U.S. dollars

Issue Price.....................   $20.264 per SPARQS

Original Issue Date
(Settlement Date)...............   October 31, 2003

CUSIP...........................   61748A791

Denominations...................   $20.264 and integral multiples thereof

Morgan Stanley Call Right.......   On any scheduled Trading Day on or after
                                   April 30, 2004 or on the Maturity Date
                                   (including the Maturity Date as it may be extended and regardless of whether the Maturity Date is a Trading Day), we may call the SPARQS, in whole but not in part, for the Call Price. If we call the SPARQS, the cash Call Price and any accrued but unpaid interest on the SPARQS will be delivered to the Trustee for delivery to the Depositary, which we refer to as DTC, as holder of the SPARQS, on the Call Date fixed by us and set forth in our notice of mandatory exchange, upon delivery of the SPARQS to the Trustee.
                                   We will, or will cause the Calculation Agent to, deliver such cash to the Trustee for delivery to DTC, as holder of the SPARQS. We expect such amount of cash will be distributed to investors on the Call Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See "--Book Entry
                                   Note or Certificated Note" below, and see
                                   "The Depositary" in the accompanying
                                   prospectus supplement.

Morgan Stanley Notice Date......   The scheduled Trading Day on which we issue
                                   our notice of mandatory exchange, which must be at least 10 but not more than 30 days prior to the Call Date.

Final Call Notice Date..........   October 20, 2004; provided that if October
                                   20, 2004 is not a Trading Day or if a Market
                                   Disruption Event occurs on such day, the Final Call Notice Date will be the immediately succeeding Trading Day on which no Market Disruption Event occurs.

Call Date.......................   The day specified by us in our notice of
                                   mandatory exchange, on which we will deliver cash to DTC, as holder of the SPARQS, for mandatory exchange, which day may be any scheduled Trading Day on or after April 30, 2004 or the Maturity Date (including the
                                   Maturity Date as it may be extended and
                                   regardless of whether the Maturity Date is a scheduled Trading Day).

Call Price......................   The Call Price with respect to any Call Date
                                   is an amount of cash per SPARQS such that the sum of the present values of all cash flows on each SPARQS to and including the Call Date (i.e., the Call Price and all of the interest payments, including accrued and unpaid interest payable on the Call Date), discounted to the Original Issue Date from the applicable payment date at the Yield to Call rate of 30% per annum computed on the basis of a 360-day year of twelve 30-day months, equals the Issue Price, as determined by the Calculation Agent.

                                   The table of indicative Call Prices set
                                   forth below illustrates what the Call Price per SPARQS would be if we were to call the SPARQS on April 30, 2004 (which is the earliest date on which we may call the SPARQS) and on any subsequent scheduled Interest Payment Date through the scheduled Maturity Date:

                                   Call Date                         Call Price
                                   ---------                         ----------
                                   April 30, 2004.....................$22.2663
                                   July 30, 2004......................$23.3705
                                   October 30, 2004...................$24.5495

                                   The indicative Call Prices set forth above do not include the accrued but unpaid interest that would also be payable on each SPARQS on the applicable Call Date. We may call the SPARQS on any scheduled Trading Day on or after April 30, 2004 or on the Maturity Date (including the Maturity Date as it may be extended and regardless of whether the Maturity Date is a scheduled Trading Day).

                                   For more information regarding the
                                   determination of the Call Price and examples of how the Call Price is calculated in certain hypothetical scenarios, see Annex A to this pricing supplement.

Yield to Call...................   The Yield to Call on the SPARQS is 30%,
                                   which means that the annualized rate of
                                   return that you will receive on the Issue
                                   Price of the SPARQS if we call the SPARQS will be 30%. The calculation of the Yield to Call takes into account the Issue Price of the SPARQS, the time to the Call Date, and the amount and timing of interest payments on the SPARQS, as well as the Call Price. If we call the SPARQS on any particular Call
                                   Date, the Call Price will be an amount so that the Yield to Call on the SPARQS to but excluding the Call Date will be 30% per annum. See Annex A to this pricing supplement.

Exchange at the Maturity Date...   Unless we have called the SPARQS or their
                                   maturity has accelerated, at the scheduled
                                   Maturity Date, upon delivery of the SPARQS to the Trustee, we will apply the $20.264 principal amount of each SPARQS as payment for, and will deliver, a number of shares of Yahoo! Stock at the Exchange Ratio.

                                   We shall, or shall cause the Calculation
                                   Agent to, (i) provide written notice to the Trustee and to DTC, on or prior to 10:30 a.m. on the Trading Day immediately prior to the scheduled Maturity Date of the SPARQS (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), of the amount of Yahoo! Stock to be delivered with respect to the $20.264 principal amount of each SPARQS and (ii) deliver such shares of Yahoo! Stock (and cash in respect of interest and any fractional shares of Yahoo! Stock) to the Trustee for delivery to DTC, as holder of the SPARQS, on the scheduled Maturity Date. We expect such shares and cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See "--Book Entry Note or Certificated Note" below, and see "The Depositary" in the accompanying prospectus supplement.

                                   If the maturity of the SPARQS is accelerated because of a Price Event Acceleration (as described under "--Price Event Acceleration" below) or because of an Event of Default Acceleration (as defined under "--Alternate Exchange Calculation in Case of an Event of Default" below), we shall provide such notice as promptly as possible and in no event later than (i) in the case of an Event of Default Acceleration, two Trading Days after the date of acceleration (but if such second Trading Day is not a Business Day, prior to the close of business on the Business Day preceding such second Trading
                                   Day) and (ii) in the case of a Price Event
                                   Acceleration, 10:30 a.m. on the Trading Day immediately prior to the date of acceleration (but if such

                                   Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the date of acceleration).

Price Event Acceleration........   If on any two consecutive Trading Days
                                   during the period prior to and ending on the third Business Day immediately preceding the Maturity Date, the product of the Market
                                   Price per share of Yahoo! Stock and the
                                   Exchange Ratio is less than $1.00, the
                                   Maturity Date of the SPARQS will be deemed to be accelerated to the third Business Day immediately following such second Trading
                                   Day (the "date of acceleration"). At the current Exchange Ratio of .5, a Price Event
                                   Acceleration will occur if the Market Price per share of Yahoo! Stock is less than $2.00 for two consecutive Trading Days. See
                                   "--Exchange Ratio" below. Upon such
                                   acceleration, with respect to the $20.264 principal amount of each SPARQS, we will deliver to DTC, as holder of the SPARQS, on the date of acceleration:

                                   o a number of shares of Yahoo! Stock at the then current Exchange Ratio; and

                                   o  accrued but unpaid interest to but
                                      excluding the date of acceleration plus
                                      an amount of cash, as determined by the
                                      Calculation Agent, equal to the sum of
                                      the present values of the remaining
                                      scheduled payments of interest on the
                                      SPARQS (excluding any portion of such
                                      payments of interest accrued to the date of acceleration) discounted to the date of acceleration at the yield that would be applicable to a non-interest bearing, senior unsecured debt obligation of ours with a comparable term.

                                   We expect such shares and cash will be
                                   distributed to investors on the date of
                                   acceleration in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See "--Book Entry Note or Certificated Note" below, and see "The Depositary" in the accompanying prospectus supplement. The present value of each remaining scheduled payment will be based on the comparable yield that we would pay on a non-interest bearing, senior unsecured debt obligation having a maturity equal to the term of each such remaining scheduled payment, as determined by the Calculation Agent.

                                   Investors will not be entitled to receive the return of the $20.264 principal amount of each SPARQS upon a Price Event Acceleration.

No Fractional Shares............   Upon delivery of the SPARQS to the Trustee
                                   at maturity, we will deliver the aggregate number of shares of Yahoo! Stock due with respect to all of such SPARQS, as described above, but we will pay cash in lieu of delivering any fractional share of Yahoo!
                                   Stock in an amount equal to the
                                   corresponding fractional Market Price of such fraction of a share of Yahoo! Stock as determined by the Calculation Agent as of the second scheduled Trading Day prior to maturity of the SPARQS.

Exchange Ratio..................   .5, subject to adjustment for certain
                                   corporate events relating to Yahoo! See
                                   "--Antidilution Adjustments" below.

Market Price....................   If Yahoo! Stock (or any other security for
                                   which a Market Price must be determined) is listed on a national securities exchange, is a security of the Nasdaq National Market or is included in the OTC Bulletin Board
                                   Service ("OTC Bulletin Board") operated by the National Association of Securities
                                   Dealers, Inc. (the "NASD"), the Market Price for one share of Yahoo! Stock (or one unit of any such other security) on any Trading
                                   Day means (i) the last reported sale price, regular way, of the principal trading session on such day on the principal United
                                   States securities exchange registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on which Yahoo! Stock is listed or admitted to trading (which may be the Nasdaq National
                                   Market if it is then a national securities exchange) or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable (even if Yahoo! Stock is listed or admitted to trading on such securities exchange), the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq National Market (if it is not then a national securities exchange) or OTC
                                   Bulletin Board on such day. If the last
                                   reported sale price of the principal trading session is not available pursuant to clause
                                   (i) or (ii) of the preceding sentence
                                   because of a Market Disruption Event or
                                   otherwise, the Market Price for any Trading
                                   Day shall be the mean, as determined by the Calculation Agent, of the bid prices for Yahoo! Stock obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. A "security of the Nasdaq
                                   National Market" shall include a security included in any successor to such system, and the term "OTC Bulletin Board Service" shall include any successor service thereto.

Trading Day.....................   A day, as determined by the Calculation
                                   Agent, on which trading is generally
                                   conducted on the New York Stock Exchange,
                                   Inc. ("NYSE"), the AMEX, the Nasdaq National
                                   Market, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or
Certificated Note...............   Book Entry. The SPARQS will be issued in the
                                   form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC will be the only registered holder of the SPARQS.
                                   Your beneficial interest in the SPARQS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by you or to be taken by you refer to actions taken or to be taken by DTC upon instructions from its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the SPARQS, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and "Form of

                                   Securities--Global Securities--Registered
                                   Global Securities" in the accompanying
                                   prospectus.

Senior Note or
Subordinated Note...............   Senior

Trustee.........................   JPMorgan Chase Bank (formerly known as The
                                   Chase Manhattan Bank)

Agent...........................   MS & Co.

Calculation Agent...............   MS & Co.

                                   All determinations made by the Calculation
                                   Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                                   All calculations with respect to the
                                   Exchange Ratio and Call Price for the SPARQS will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to the Call Price resulting from such calculations will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded to .7655); and all dollar amounts paid with respect to the Call Price on the aggregate number of SPARQS will be rounded to the nearest cent, with one-half cent rounded upward.

                                   Because the Calculation Agent is our
                                   affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the SPARQS, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Ratio or determining any Market Price or whether a Market Disruption Event has occurred or calculating the amount payable to you in the event of a Price Event Acceleration. See "--Antidilution Adjustments" and "--Market Disruption Event" below and "--Price Event Acceleration" above. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Antidilution Adjustments........   The Exchange Ratio will be adjusted as
                                   follows:

                                   1. If Yahoo! Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Exchange Ratio will be adjusted to equal the product of the prior Exchange Ratio and the number of shares issued in such stock split or reverse stock split with respect to one share of Yahoo! Stock.

                                   2. If Yahoo! Stock is subject (i) to a stock dividend (issuance of additional shares of Yahoo! Stock) that is given ratably to all holders of shares of Yahoo! Stock or (ii) to a distribution of Yahoo! Stock as a result of the triggering of any provision of the corporate charter of Yahoo!, then once the dividend has become effective and Yahoo! Stock is trading ex-dividend, the Exchange Ratio will be adjusted so that the new Exchange Ratio shall equal the prior Exchange Ratio plus the product of (i) the number of shares issued with respect to one share of Yahoo! Stock and (ii) the prior Exchange Ratio.

                                   3. If Yahoo! issues rights or warrants to all holders of Yahoo! Stock to subscribe for or purchase Yahoo! Stock at an exercise price per share less than the Market Price of Yahoo! Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the SPARQS, then the Exchange Ratio will be adjusted to equal the product of the prior Exchange Ratio and a fraction, the numerator of which shall be the number of shares of Yahoo! Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Yahoo! Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of Yahoo! Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Yahoo! Stock which the aggregate offering price of the total number of shares of Yahoo! Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Market Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Market Price.

                                   4. There will be no adjustments to the
                                   Exchange Ratio to reflect cash dividends or other distributions paid with respect to Yahoo! Stock other than distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of the first sentence of paragraph 5 and Extraordinary Dividends. "Extraordinary Dividend" means each of (a) the full amount per share of Yahoo! Stock of any cash dividend or special dividend or distribution that is identified by Yahoo! as an extraordinary or special dividend or distribution, (b) the excess of any cash dividend or other cash distribution (that is not otherwise identified by Yahoo! as an extraordinary or special dividend or distribution) distributed per share of Yahoo! Stock over the immediately preceding cash dividend or other cash distribution, if any, per share of Yahoo! Stock that did not include an Extraordinary Dividend (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) if such excess portion of the dividend or distribution is more than 5% of the Market Price of Yahoo! Stock on the Trading Day preceding the "ex-dividend date" (that is, the day on and after which transactions in Yahoo! Stock on an organized securities exchange or trading system no longer carry the right to receive that cash dividend or other cash distribution) for the payment of such cash dividend or other cash distribution (such Market Price, the "Base Market Price") and (c) the full cash value of any non-cash dividend or distribution per share of Yahoo! Stock (excluding Marketable Securities, as defined in paragraph 5 below). Subject to the following sentence, if any cash dividend or distribution of such other property with respect to Yahoo! Stock includes an Extraordinary Dividend, the Exchange Ratio with respect to Yahoo! Stock will be adjusted on the ex-dividend date so that the new Exchange Ratio will equal the product of (i) the prior Exchange Ratio and (ii) a fraction, the numerator of which is the Base Market Price, and the denominator of which is the amount by which the Base
                                   Market Price exceeds the Extraordinary
                                   Dividend. If any Extraordinary Dividend is at least 35% of the Base Market Price, then, instead of adjusting the Exchange Ratio, the amount payable upon exchange at maturity will be determined as described in paragraph 5 below, and the Extraordinary Dividend will be allocated to Reference Basket Stocks in accordance with the procedures for a Reference Basket Event as described in clause 3(b) of paragraph 5 below. The value of the non-cash component of an Extraordinary Dividend will be determined on the ex-dividend date for such distribution by the Calculation Agent, whose determination shall be conclusive in the absence of manifest error. A distribution on Yahoo! Stock described in clause (i), (iv) or (v) of the first sentence of paragraph 5 below shall cause an adjustment to the Exchange Ratio pursuant only to clause (i), (iv) or (v) of the first sentence of paragraph 5, as applicable.

                                   5. Any of the following shall constitute a Reorganization Event: (i) Yahoo! Stock is reclassified or changed, including, without limitation, as a result of the issuance of any tracking stock by Yahoo!, (ii) Yahoo! has been subject to any merger, combination or consolidation and is not the surviving entity, (iii) Yahoo! completes a statutory exchange of securities with another corporation (other than pursuant to clause
                                   (ii) above), (iv) Yahoo! is liquidated, (v)
                                   Yahoo! issues to all of its shareholders equity securities of an issuer other than Yahoo! (other than in a transaction described in clause (ii), (iii) or (iv) above) (a "spinoff stock") or (vi) Yahoo! Stock is the subject of a tender or exchange offer or going private transaction on all of the outstanding shares. If any Reorganization Event occurs, in each case as a result of which the holders of Yahoo! Stock receive any equity security listed on a national securities exchange or traded on The Nasdaq National Market (a "Marketable Security"), other securities or other property, assets or cash (collectively "Exchange Property"), the amount payable upon exchange at maturity with respect to the $20.264 principal amount of each SPARQS following the effective date for such Reorganization Event (or, if applicable, in the case of spinoff stock, the ex-dividend date for the distribution of such spinoff stock) will be determined in accordance with the following:

                                      (1) if Yahoo! Stock continues to be
                                      outstanding, Yahoo! Stock (if applicable, as reclassified upon the issuance of any tracking stock) at the Exchange Ratio in effect on the third Trading Day prior to the scheduled Maturity Date (taking into account any adjustments for any distributions described under clause
                                      (3)(a) below); and

                                      (2) for each Marketable Security received in such Reorganization Event (each a "New Stock"), including the issuance of any tracking stock or spinoff stock or the receipt of any stock received in exchange for Yahoo! Stock where Yahoo! is not the surviving entity, the number of shares of the New Stock received with respect to one share of Yahoo! Stock multiplied by the Exchange Ratio for Yahoo! Stock on the Trading Day immediately prior to the effective date of the Reorganization Event (the "New Stock Exchange Ratio"), as adjusted to the third Trading Day prior to the scheduled Maturity Date (taking into account any adjustments for distributions described under clause
                                      (3)(a) below); and

                                      (3) for any cash and any other property
                                      or securities other than Marketable
                                      Securities received in such
                                      Reorganization Event (the "Non-Stock
                                      Exchange Property"),

                                         (a) if the combined value of the
                                         amount of Non-Stock Exchange Property
                                         received per share of Yahoo! Stock, as
                                         determined by the Calculation Agent in
                                         its sole discretion on the effective
                                         date of such Reorganization Event (the
                                         "Non-Stock Exchange Property Value"),
                                         by holders of Yahoo! Stock is less
                                         than 25% of the Market Price of Yahoo!
                                         Stock on the Trading Day immediately
                                         prior to the effective date of such
                                         Reorganization Event, a number of
                                         shares of Yahoo! Stock, if applicable,
                                         and of any New Stock received in
                                         connection with such Reorganization
                                         Event, if applicable, in proportion to
                                         the relative Market Prices of Yahoo!
                                         Stock and any such New Stock, and with
                                         an aggregate value equal to the
                                         Non-Stock Exchange Property Value
                                         based on such Market Prices, in each
                                         case as determined by the Calculation
                                         Agent in its sole discretion on the
                                         effective date of such Reorganization
                                         Event; and the number of such shares
                                         of Yahoo! Stock or any New Stock
                                         determined in accordance with this
                                         clause (3)(a) will be added at the
                                         time of such adjustment to the
                                         Exchange Ratio in subparagraph (1)
                                         above and/or the New Stock Exchange
                                         Ratio in subparagraph (2) above, as
                                         applicable, or

                                         (b) if the Non-Stock Exchange Property
                                         Value is equal to or exceeds 25% of
                                         the Market Price of Yahoo! Stock on
                                         the Trading Day immediately prior to
                                         the effective date relating to such
                                         Reorganization Event or, if Yahoo!
                                         Stock is surrendered exclusively for
                                         Non-Stock Exchange Property (in each
                                         case, a "Reference Basket Event"), an
                                         initially equal-dollar weighted basket
                                         of three Reference Basket Stocks (as
                                         defined below) with an aggregate value
                                         on the effective date of such
                                         Reorganization Event equal to the
                                         Non-Stock Exchange Property Value. The
                                         "Reference Basket Stocks" will be the
                                         three stocks with the largest market
                                         capitalization among the stocks that
                                         then comprise the S&P 500 Index (or,
                                         if publication of such index is
                                         discontinued, any successor or
                                         substitute index selected by the
                                         Calculation Agent in its sole
                                         discretion) with the same primary
                                         Standard Industrial Classification
                                         Code ("SIC Code") as Yahoo!; provided,
                                         however, that a Reference Basket Stock
                                         will not include any stock that is
                                         subject to a trading restriction under
                                         the trading restriction policies of
                                         Morgan Stanley or any of its
                                         affiliates that would materially limit
                                         the ability of Morgan Stanley or any
                                         of its affiliates to hedge the SPARQS
                                         with respect to such stock (a "Hedging

                                         Restriction"); provided further that
                                         if three Reference Basket Stocks
                                         cannot be identified from the S&P 500
                                         Index by primary SIC Code for which a
                                         Hedging Restriction does not exist,
                                         the remaining Reference Basket
                                         Stock(s) will be selected by the
                                         Calculation Agent from the largest
                                         market capitalization stock(s) within
                                         the same Division and Major Group
                                         classification (as defined by the
                                         Office of Management and Budget) as
                                         the primary SIC Code for Yahoo! Each
                                         Reference Basket Stock will be
                                         assigned a Basket Stock Exchange Ratio
                                         equal to the number of shares of such
                                         Reference Basket Stock with a Market
                                         Price on the effective date of such
                                         Reorganization Event equal to the
                                         product of (a) the Non-Stock Exchange
                                         Property Value, (b) the Exchange Ratio
                                         in effect for Yahoo! Stock on the
                                         Trading Day immediately prior to the
                                         effective date of such Reorganization
                                         Event and (c) 0.3333333.

                                   Following the allocation of any
                                   Extraordinary Dividend to Reference Basket
                                   Stocks pursuant to paragraph 4 above or any Reorganization Event described in this paragraph 5, the amount payable upon exchange at maturity with respect to the $20.264 principal amount of each SPARQS will be the sum of:

                                   (i)   if applicable, Yahoo! Stock at the
                                         Exchange Ratio then in effect; and

                                   (ii) if applicable, for each New Stock, such New Stock at the New Stock Exchange Ratio then in effect for such New Stock; and

                                   (iii) if applicable, for each Reference
                                         Basket Stock, such Reference Basket
                                         Stock at the Basket Stock Exchange
                                         Ratio then in effect for such Reference
                                         Basket Stock.

                                   In each case, the applicable Exchange Ratio
                                   (including for this purpose, any New Stock
                                   Exchange Ratio or Basket Stock Exchange
                                   Ratio) will be determined by the Calculation
                                   Agent on the third Trading Day prior to the scheduled Maturity Date.

                                   For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

                                   Following the occurrence of any
                                   Reorganization Event referred to in
                                   paragraphs 4 or 5 above, (i) references to "Yahoo! Stock" under

                                   "--No Fractional Shares," "--Market Price" and "--Market Disruption Event" shall be deemed to also refer to any New Stock or Reference Basket Stock, and (ii) all other references in this pricing supplement to "Yahoo! Stock" shall be deemed to refer to the Exchange Property into which the SPARQS are thereafter exchangeable and references to a "share" or "shares" of Yahoo! Stock shall be deemed to refer to the applicable unit or units of such Exchange Property, including any New Stock or Reference Basket Stock, unless the context otherwise requires. The New Stock Exchange Ratio(s) or Basket Stock Exchange Ratios resulting from any Reorganization Event described in paragraph 5 above or similar adjustment under paragraph 4 above shall be subject to the adjustments set forth in paragraphs 1 through 5 hereof.

                                   If a Reference Basket Event occurs, we
                                   shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the occurrence of such Reference Basket Event and of the three Reference Basket Stocks selected as promptly as possible and in no event later than five Business Days after the date of the Reference Basket Event.

                                   No adjustment to any Exchange Ratio
                                   (including for this purpose, any New Stock
                                   Exchange Ratio or Basket Stock Exchange
                                   Ratio) will be required unless such
                                   adjustment would require a change of at
                                   least 0.1% in the Exchange Ratio then in effect. The Exchange Ratio resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward. Adjustments to the Exchange Ratios will be made up to the close of business on the third Trading Day prior to the scheduled Maturity Date.

                                   No adjustments to the Exchange Ratio or
                                   method of calculating the Exchange Ratio will be required other than those specified above. The adjustments specified above do not cover all events that could affect the Market Price of Yahoo! Stock, including, without limitation, a partial tender or exchange offer for Yahoo! Stock.

                                   The Calculation Agent shall be solely
                                   responsible for the determination and
                                   calculation of any adjustments to the
                                   Exchange Ratio, any New Stock Exchange Ratio or Basket Stock Exchange Ratio or method of calculating the Exchange Property Value and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

                                   The Calculation Agent will provide
                                   information as to any adjustments to the Exchange Ratio or to the method of calculating the amount payable upon exchange at maturity of the SPARQS made pursuant to paragraphs 1 through 5 above upon written request by any investor in the SPARQS.

Market Disruption Event............"Market Disruption Event" means, with respect to Yahoo! Stock:

                                      (i) a suspension, absence or material
                                      limitation of trading of Yahoo! Stock on the primary market for Yahoo! Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for Yahoo! Stock as a result of which the reported trading prices for Yahoo! Stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to Yahoo! Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                      (ii) a determination by the Calculation
                                      Agent in its sole discretion that any
                                      event described in clause (i) above
                                      materially interfered with the ability of Morgan Stanley or any of its affiliates to unwind or adjust all or a material portion of the hedge with respect to the SPARQS.

                                   For purposes of determining whether a Market
                                   Disruption Event has occurred: (i) a
                                   limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (ii) a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event, (iii) limitations pursuant to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Securities and Exchange Commission (the "Commission") of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading,
                                   (iv) a suspension of trading in options
                                   contracts on Yahoo! Stock by the primary securities market trading in such options, if available, by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to Yahoo! Stock and (v) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to Yahoo! Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange Calculation
in Case of an Event of Default..   In case an event of default with respect to
                                   the SPARQS shall have occurred and be
                                   continuing, the amount declared due and
                                   payable per SPARQS upon any acceleration of the SPARQS (an "Event of Default
                                   Acceleration") shall be determined by the Calculation Agent and shall be an amount in cash equal to the lesser of (i) the product of (x) the Market
                                   Price of Yahoo! Stock (and/or the value of any Exchange Property) as of the date of such acceleration and (y) the then current
                                   Exchange Ratio and (ii) the Call Price
                                   calculated as though the date of
                                   acceleration were the Call Date (but in no event less than the Call Price for the first Call Date), in each case plus accrued but unpaid interest to but excluding the date of acceleration; provided that if we have called the SPARQS in accordance with the Morgan Stanley Call Right, the amount declared due and payable upon any such acceleration shall be an amount in cash for each SPARQS equal to the Call Price for the Call Date specified in our notice of mandatory exchange, plus accrued but unpaid interest to but excluding the date of acceleration.

                                   Yahoo! Stock; Public
                                   Information.............. Yahoo! Inc. is a
                                   global internet company that offers a
                                   comprehensive branded network of properties and services to consumers and businesses worldwide. Yahoo! Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Commission. Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission's website is http://www.sec.gov. Information provided to or filed with the Commission by Yahoo! pursuant to the Exchange Act can be located by reference to Commission file number 0-28018. In addition, information regarding Yahoo! may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

                                   This pricing supplement relates only to the SPARQS offered hereby and does not relate to Yahoo! Stock or other securities of Yahoo! We have derived all disclosures contained in this pricing supplement regarding Yahoo! from the publicly available documents described in the preceding paragraph. In connection with the offering of the SPARQS, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Yahoo! Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding Yahoo! is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Yahoo! Stock (and therefore the price of Yahoo! Stock at the time we priced the

                                   SPARQS) have been publicly disclosed.
                                   Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Yahoo! could affect the value received at maturity with respect to the SPARQS and therefore the trading prices of the SPARQS.

                                   Neither we nor any of our affiliates makes any representation to you as to the performance of Yahoo! Stock.

                                   We and/or our affiliates may presently or from time to time engage in business with Yahoo!, including extending loans to, or making equity investments in, Yahoo! or providing advisory services to Yahoo!, such as merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to Yahoo!, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to Yahoo!, and these reports may or may not recommend that investors buy or hold Yahoo! Stock. The statements in the preceding two sentences are not intended to affect the rights of investors in the SPARQS under the securities laws. As a prospective purchaser of SPARQS, you should undertake an independent investigation of Yahoo! as in your judgment is appropriate to make an informed decision with respect to an investment in Yahoo! Stock.

Historical Information..........   The following table sets forth the published
                                   high and low Market Prices of Yahoo! Stock during 2000, 2001, 2002 and 2003 through
                                   October 24, 2003. The Market Price of Yahoo!
                                   Stock on October 24, 2003 was $40.528. We obtained the Market Prices and other information below from Bloomberg Financial
                                   Markets, and we believe such information to be accurate. You should not take the historical prices of Yahoo! Stock as an indication of future performance. The price of Yahoo! Stock may decrease so that at maturity you will receive an amount of Yahoo! Stock worth less than the principal amount of the SPARQS. We cannot give you any assurance that the price of Yahoo! Stock will increase so that at maturity you will receive an amount of Yahoo! Stock worth more than the principal amount of the SPARQS. To the extent that the Market Price at maturity of shares of Yahoo! Stock at the Exchange
                                   Ratio is less than the Issue Price of the SPARQS and the shortfall is not offset by the coupon paid on the SPARQS, you will lose money on your investment.


                                                                High       Low
                                                                ----       ---
                                   (CUSIP 984332106)
                                   2000
                                   First Quarter............. $ 237.50  $ 153.81
                                   Second Quarter............   167.38    112.06
                                   Third Quarter.............   139.81     90.38
                                   Fourth Quarter............    87.94     25.63
                                   2001
                                   First Quarter.............    42.88     13.56
                                   Second Quarter............    22.92     11.38
                                   Third Quarter.............    20.04      8.11
                                   Fourth Quarter............    19.14      9.09

                                   2002
                                   First Quarter ............    20.50     14.44
                                   Second Quarter............    18.84     13.72
                                   Third Quarter.............    14.26      9.00
                                   Fourth Quarter............    18.40      9.08
                                   2003
                                   First Quarter ............    24.76     17.54
                                   Second Quarter............    32.90     22.79
                                   Third Quarter.............    37.82     28.87
                                   Fourth Quarter (through
                                      October 24, 2003.......    43.16     36.40

                                   Historical prices with respect to the common stock of Yahoo! Inc. have been adjusted for a 2-for-1 stock split which became effective in the first quarter of 2000.

                                   Yahoo! has not paid cash dividends on Yahoo!
                                   Stock to date. We make no representation as to the amount of dividends, if any, that Yahoo! will pay in the future. In any event, as an investor in the SPARQS, you will not be entitled to receive dividends, if any, that may be payable on Yahoo! Stock.

Use of Proceeds and Hedging.....   The net proceeds we receive from the sale of
                                   the SPARQS will be used for general
                                   corporate purposes and, in part, by us or by one or more of our subsidiaries in connection with hedging our obligations under the SPARQS. See also "Use of Proceeds" in the accompanying prospectus.

                                   On or prior to the date of this pricing
                                   supplement, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the SPARQS by taking positions in Yahoo! Stock. Such purchase activity could potentially have increased the price of Yahoo! Stock, and, accordingly, potentially have increased the issue price of the SPARQS and, therefore, the price at which Yahoo! Stock must close before you would receive at maturity an amount of Yahoo! Stock worth as much as or more than the principal amount of the SPARQS. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the SPARQS by purchasing and selling Yahoo! Stock, options contracts on Yahoo! Stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. We cannot give any assurance that our hedging activities will not affect the price of Yahoo! Stock and, therefore, adversely affect the value of the SPARQS or the payment you will receive at maturity or upon any acceleration of the SPARQS.

Supplemental Information
Concerning Plan of
Distribution....................   Under the terms and subject to the
                                   conditions contained in the U.S.
                                   distribution agreement referred to in the prospectus supplement under "Plan of
                                   Distribution," the Agent, acting as
                                   principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of SPARQS set forth on the cover of this pricing supplement. The Agent proposes initially to offer the SPARQS directly to the public at the public offering price set forth on the cover page of this pricing supplement plus accrued interest, if any, from the Original Issue
                                   Date. The Agent may allow a concession not in excess of 1.63% of the principal amount of the SPARQS to other dealers. After the initial offering of the SPARQS, the Agent may vary the offering price and other selling terms from time to time.

                                   We expect to deliver the SPARQS against
                                   payment therefor in New York, New York on October 31, 2003, which will be the fifth Business Day following the date of this pricing supplement and of the pricing of the SPARQS. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade SPARQS on the date of pricing or the next succeeding Business Day will be required, by virtue of the fact that the SPARQS initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

                                   In order to facilitate the offering of the SPARQS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the SPARQS or Yahoo! Stock. Specifically, the Agent may sell more SPARQS than it is obligated to purchase in connection with the offering, creating a naked short position in the SPARQS for its own account. The Agent must close out any naked short position by purchasing the SPARQS in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the SPARQS in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, SPARQS or Yahoo! Stock in the open market to stabilize the price of the SPARQS. Any of these activities may raise or maintain the market price of the SPARQS above independent market levels or prevent or retard a decline in the market price of the SPARQS. The Agent is not required to engage in these activities, and may end any of these activities at any time. See "--Use of Proceeds and Hedging" above.

ERISA Matters for Pension Plans
and Insurance Companies.........   Each fiduciary of a pension, profit-sharing
                                   or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the SPARQS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                   In addition, we and certain of our
                                   subsidiaries and affiliates, including MS &
                                   Co. and Morgan Stanley DW Inc. (formerly
                                   Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the SPARQS are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider, unless the SPARQS are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                   The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the SPARQS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                   Because we may be considered a party in
                                   interest with respect to many Plans, the SPARQS may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or investor is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or such purchase and holding is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or investor in the SPARQS will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for exemptive relief or such purchase or holding is not prohibited by ERISA or Section 4975 of the Code.

                                   Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the SPARQS on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

                                   Certain plans that are not subject to ERISA, including plans maintained by state and local governmental entities, are nonetheless subject to investment restrictions under the terms of applicable local law. Such restrictions may preclude the purchase of the SPARQS.

                                   In addition to considering the consequences of holding the SPARQS, employee benefit plans subject to ERISA (or insurance companies deemed to be investing ERISA plan assets) purchasing the SPARQS should also consider the possible implications of owning Yahoo! Stock upon exchange of the SPARQS at maturity. Purchasers of the SPARQS have exclusive responsibility for ensuring that their purchase and holding of the SPARQS do not violate the prohibited transaction rules of ERISA or the Code, or any requirements applicable to government or other benefit plans that are not subject to ERISA or the Code.

United States Federal Income
Taxation........................   The following summary is based on the advice
                                   of Davis Polk & Wardwell, our special tax counsel ("Tax Counsel"), and is a general discussion of the principal potential U.S.
                                   federal income tax consequences to initial investors in the SPARQS purchasing the SPARQS at the Issue Price, who will hold the SPARQS as capital assets within the meaning of Section 1221 of the Code. This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor's individual circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws (e.g., taxpayers who are not U.S. Holders, as defined below, certain financial institutions, tax-exempt organizations, dealers and certain traders in options or securities, partnerships or other entities classified as partnerships, or persons who hold a SPARQS as a part of a hedging transaction, straddle, conversion or other integrated transaction). As the law applicable to the U.S. federal income taxation of instruments such as the SPARQS is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

                                   General

                                   Pursuant to the terms of the SPARQS, we and every investor in the SPARQS agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a SPARQS for all tax purposes as an investment unit consisting of the following components (the "Components"): (i) a terminable contract (the "Terminable Forward Contract") that (a) requires an investor in a SPARQS (subject to the Morgan Stanley Call Right) to purchase, and us to sell, for an amount equal to $20.264 (the "Forward Price"), Yahoo! Stock at maturity and (b) allows us, upon exercise of the Morgan Stanley Call Right, to terminate the Terminable Forward Contract by returning to an investor the Deposit (as defined below) and paying to an investor an amount of cash equal to the difference between the Call Price and the Deposit; and (ii) a deposit with us of a fixed amount of cash, equal to the Issue Price, to secure the investor's obligation to purchase Yahoo! Stock (the "Deposit"), which Deposit bears an annually compounded yield of 1.5104% per annum, which yield is based on our cost of borrowing. Under this characterization, less than the full quarterly payments on the SPARQS will be attributable to the yield on the Deposit. Accordingly, the excess of the quarterly payments on the SPARQS over the portion of those payments attributable to the yield on the Deposit will represent payments attributable to the investors' entry into the Terminable Forward Contract (the "Contract Fees"). Furthermore, based on our determination of the relative fair market values of the Components at the time of issuance of the SPARQS, we will allocate 100% of the Issue Price of the SPARQS to the Deposit and none to the Terminable Forward Contract. Our allocation of the Issue Price among the Components will be binding on investors in the SPARQS, unless an investor timely and explicitly discloses to the IRS that its allocation is different from ours. The treatment of the SPARQS described above and our allocation are not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the SPARQS or instruments similar to the SPARQS for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the SPARQS.
                                   Due to the absence of authorities that
                                   directly address instruments that are
                                   similar to the SPARQS, Tax Counsel is
                                   unable to render an opinion as to the
                                   proper U.S. federal income tax
                                   characterization of the SPARQS. As a
                                   result, significant aspects of the U.S.
                                   federal income tax consequences of an
                                   investment in the SPARQS are uncertain, and no assurance can be given that the IRS or the courts will agree with the characterization described herein.
                                   Accordingly, you are urged to consult your own tax advisor regarding the U.S. federal income tax consequences of an investment in the SPARQS (including alternative characterizations of the SPARQS) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment and the allocation described above.

                                   U.S. Holders

                                   As used herein, the term "U.S. Holder" means an owner of a SPARQS that is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or any political subdivision thereof or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

                                   Tax Treatment of the SPARQS

                                   Assuming the characterization of the SPARQS and the allocation of the Issue Price as set forth above, Tax Counsel believes that the following U.S. federal income tax consequences should result.

                                   Quarterly Payments on the SPARQS. To the extent attributable to the yield on the Deposit, quarterly payments on the SPARQS will generally be taxable to a U.S. Holder as ordinary income at the time accrued or received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes. As discussed above, any excess of the quarterly payments over the portion thereof attributable to the yield on the Deposit will be treated as Contract Fees. Although the U.S. federal income tax treatment of Contract Fees is uncertain, we intend to take the position, and the following discussion assumes, that any Contract Fees with respect to the SPARQS constitute taxable income to a U.S. Holder at the time accrued or received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes.

                                   Tax Basis. Based on our determination set forth above, the U.S. Holder's tax basis in the Terminable Forward Contract will be zero, and the U.S. Holder's tax basis in the Deposit will be 100% of the Issue Price.

                                   Settlement of the Terminable Forward
                                   Contract. Upon maturity of the Terminable
                                   Forward Contract, a U.S. Holder would,
                                   pursuant to the Terminable Forward
                                   Contract, be deemed to have applied the
                                   Forward Price toward the purchase of Yahoo!
                                   Stock, and the U.S. Holder would not
                                   recognize any gain or loss with respect to any Yahoo! Stock received. With respect to any cash received upon maturity (other than in respect of any accrued interest on the Deposit and any accrued Contract Fees), a U.S. Holder would recognize gain or loss. The amount of such gain or loss would be the extent to which the amount of such cash received differs from the pro rata portion of the Forward Price allocable to the cash as described in the following paragraph. Any such gain or loss would generally be short-term capital gain or loss, as the case may be.

                                   With respect to any Yahoo! Stock received upon maturity, the U.S. Holder would have an adjusted tax basis in the Yahoo! Stock equal to the pro rata portion of the Forward Price allocable to it. The allocation of the Forward Price between the right to receive cash and Yahoo! Stock should be based on the amount of the cash received (excluding cash in respect of any accrued interest on the Deposit and any accrued Contract Fees) and the relative fair market value of Yahoo! Stock as of the Maturity Date. The holding period for any Yahoo! Stock received would start on the day after the maturity of the SPARQS. Although the matter is not free from doubt, the occurrence of a Reorganization Event will not cause a taxable event to the Terminable Forward Contract.

                                   Price Event Acceleration. Although the tax consequences of a Price Event Acceleration are uncertain, we intend to treat a Price Event Acceleration as (i) the repayment by us of the Deposit for a price equal to the Forward Price plus the present value of the portion of the remaining scheduled payments on the SPARQS (from and including the date of acceleration) that is attributable to interest on the Deposit, and (ii) the settlement of the Terminable Forward Contract through the delivery by the U.S. Holder to us of the Forward Price in exchange for (a) shares of Yahoo! Stock and
                                   (b) cash equal to the present value of the portion of the remaining scheduled payments on the SPARQS (from and including the date of acceleration) that is attributable to Contract Fees. We will also pay cash representing unpaid interest on the Deposit and unpaid Contract Fees that accrued up to but excluding the date of acceleration.

                                   Assuming the characterization of the Price
                                   Event Acceleration described above, a U.S.
                                   Holder would, with respect to the price paid by us to repay the Deposit, recognize short-term capital gain or loss equal to the difference between such amount and the U.S. Holder's basis in the Deposit which difference, in the case of an initial investor, would be equal to the present value of the portion of remaining scheduled payments on the SPARQS attributable to the interest on the Deposit. In general, the tax treatment of the settlement of the Terminable Forward Contract upon a Price Event Acceleration would be the same as described above under "--Settlement of the Terminable Forward Contract." However, the tax treatment of cash received with respect to the present value of the portion of the remaining scheduled payments on the SPARQS that is attributable to Contract Fees is uncertain. Such amount could be treated as an adjustment to the Forward Price, which would reduce the basis a U.S. Holder would have in Yahoo! Stock received, or as additional cash proceeds with respect to the Forward Contract, which would be treated as described above under "--Settlement of the Terminable Forward Contract." U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax treatment of cash received with respect to the Terminable Forward Contract upon a Price Event Acceleration.

                                   Any cash received with respect to accrued interest on the Deposit and any accrued Contract Fees will be taxed as described under "--Quarterly Payments on the SPARQS" above.

                                   Sale, Exchange or Early Retirement of the
                                   SPARQS. Upon a sale or exchange of a SPARQS prior to the maturity of the SPARQS, upon their retirement prior to maturity pursuant to the Morgan Stanley Call Right or upon the occurrence of an Event of Default Acceleration, a U.S. Holder would recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange, retirement or occurrence and the U.S. Holder's tax basis in the SPARQS so sold, exchanged or retired. Any such gain or loss would generally be short-term capital gain or loss, as the case may be. Such U.S. Holder's tax basis in the SPARQS would generally equal the U.S. Holder's tax basis in the Deposit. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest payments on the Deposit, which would be taxed as described under "--Quarterly Payments on the SPARQS" above. It is uncertain whether the amount realized includes any amount attributable to accrued but unpaid Contract Fees. U.S. Holders should consult their own tax advisors regarding the treatment of accrued but unpaid Contract Fees upon the sale, exchange or retirement of a SPARQS.

                                   Possible Alternative Tax Treatments of an
                                   Investment in the SPARQS

                                   Alternative U.S. federal income tax
                                   consequences or treatments of the SPARQS are possible which, if applied, could significantly affect the timing and character of the income or loss with respect to the SPARQS. It is possible, for example, that a SPARQS could be treated as a debt instrument or as a prepaid forward contract. Other alternative characterizations are also possible. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of an investment in the SPARQS.

                                   Backup Withholding and Information Reporting

                                   Backup withholding and information reporting may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

                                                                        Annex A

                      Hypothetical Call Price Calculations

The following tables set forth sample calculations of the Call Price for hypothetical Call Dates of April 30, 2004, August 30, 2004 and October 30, 2004 (the scheduled Maturity Date) based on the following hypothetical terms:

     o    Original Issue Date: October 31, 2003
     o Interest Payment Dates: January 30, 2004, April 30, 2004, July 30, 2004 and the Maturity Date
     o Yield to Call: 30% per annum (computed on the basis of a 360-day year of twelve 30-day months)
     o    Issue Price: $20.264 per SPARQS
     o    Interest Rate: 8% per annum

The Call Price with respect to any Call Date is an amount of cash per SPARQS such that the sum of the present values of all cash flows on each SPARQS to and including the Call Date (i.e., the Call Price and all of the interest payments on each SPARQS), discounted to the Original Issue Date at the applicable Discount Factor, equals the Issue Price. The Discount Factor is based on the hypothetical Yield to Call rate of 30% per annum and the number of years (or fraction of a year) from the Original Issue Date to and including the applicable payment date and is represented by the following formula:

                          1
     Discount Factor = -------, where x is the number of years from the Original
                       1.30(x) Issue Date to and including the applicable payment date.

The Call Price in each of the hypothetical examples shown below is determined as follows:

     o The known cash flows on the SPARQS (i.e., the interest payments) are discounted to their present value on the Original Issue Date at the applicable Discount Factor. The sum of these present values equals the present value on the Original Issue Date of all of the interest payments payable on the SPARQS to and including the applicable Call Date.

          o For example, the present value of all of the interest payments for the hypothetical Call Date of April 30, 2004 is $.7351 (.3796 + $.3555).

     o Since the present value of all payments on the SPARQS to and including the Call Date (i.e., the Call Price and all of the interest payment on each SPARQS) must equal the Issue Price, we can determine the present value of the applicable Call Price by subtracting the sum of the present values of the interest payments from the Issue Price.

          o For example, for the hypothetical Call Date of April 30, 2004, the present value of the Call Price is $19.5289 ($20.2640 - $.7351).

     o The Call Price is then derived by determining the amount that, when discounted to the Original Issue Date from the applicable Call Date at the applicable Discount Factor, equals the present value of the Call Price.

          o For the hypothetical Call Date of April 30, 2004, the Call Price is therefore $22.2663, which is the amount that if paid on April 30, 2004 has a present value on the Original Issue Date of $19.5289, based on the applicable Discount Factor.

                                     o o o

The Call Prices calculated in the following tables are based upon the terms set forth above and the three sample Call Dates. The actual amount you will receive if we call the SPARQS will depend upon the actual Call Date.

                                                     Call Date of April 30, 2004
                                                     ---------------------------


                                                                                                                          Present
                                                                                                                         Value at
                                                                                                                         Original
                                                                                                                           Issue
                                                                                                                          Date of
                                                                                                                           Cash
                                          Accrued but                                Days        Years                   Received
                                            Unpaid                                   from        from        Discount   on Payment
                       Issue   Interest    Interest                   Total Cash   Original    Original       Factor       Date
                       Price   Payments   Received on   Call Price    Received on    Issue       Issue       at Yield    at Yield
   Payment Date        Paid    Received    Call Date    Received(1)  Payment Date   Date(2)  (Days(2)/360)  to Call(3)    to Call
   ------------      --------  --------   -----------   -----------  ------------  --------  -------------  ----------  ----------
October 31, 2003     ($20.264)    --         --            --            --             0         .00000     100.000%       --

January 30, 2004       --         $.4053     --            --            $.4053        90         .25000      93.651%       $.3796

Call Date (April 30,   --         --         $.4053        --            $.4053       180         .50000      87.706%       $.3555
2004)

Call Date (April 30,   --         --         --           $22.2663     $22.2663       180         .50000      87.706%     $19.5289
2004)
                                                                                                               Total:     $20.2640

Total amount received on the Call Date: $22.6716

Total amount received over the term of the SPARQS: $23.0769

---------
(1)  The Call Price of $22.2663 is the dollar amount that has a present value of $19.5289, which has been discounted to the Original
     Issue Date from the Call Date at the Yield to Call rate of 30% so that the sum of the present values of all of the interest payments on the SPARQS and the present value of the Call Price is equal to the Issue Price of $20.264.

(2)  Based upon a 360-day year of twelve 30-day months.

                          1
(3)  Discount Factor = -------, where x is Years from Original Issue Date to and including the applicable payment date.
                       1.30(x)


                                                                 A-2

                                                    Call Date of August 30, 2004
                                                    ----------------------------


                                                                                                                          Present
                                                                                                                         Value at
                                                                                                                         Original
                                                                                                                           Issue
                                                                                                                          Date of
                                                                                                                           Cash
                                          Accrued but                                Days        Years                   Received
                                            Unpaid                                   from        from        Discount   on Payment
                       Issue   Interest    Interest                   Total Cash   Original    Original       Factor       Date
                       Price   Payments   Received on   Call Price    Received on    Issue       Issue       at Yield    at Yield
   Payment Date        Paid    Received    Call Date    Received(1)  Payment Date   Date(2)  (Days(2)/360)  to Call(3)    to Call
   ------------      --------  --------   -----------   -----------  ------------  --------  -------------  ----------  ----------
October 31, 2003     ($20.264)    --         --             --           --              0        .00000     100.000%       --

January 30, 2004       --         $.4053     --             --           $.4053         90        .25000      93.651%       $.3796

April 30, 2004         --         $.4053     --             --           $.4053        180        .50000      87.706%       $.3555

July 30, 2004          --         $.4053     --             --           $.4053        270        .75000      82.138%       $.3329

Call Date (August      --         --         $.1351         --           $.1351        300        .83333      80.361%       $.1086
30, 2004)

Call Date (August      --         --         --            $23.7521    $23.7521        300        .83333      80.361%     $19.0874
30, 2004)

Total amount received on the Call Date: $23.8872                                                              Total:      $20.2640

Total amount received over the term of the SPARQS: $25.1031

---------
(1)  The Call Price of $23.7521 is the dollar amount that has a present value of $19.0874, which has been discounted to the Original
     Issue Date from the Call Date at the Yield to Call rate of 30% so that the sum of the present values of all of the interest payments on the SPARQS and the present value of the Call Price is equal to the Issue Price of $20.264.

(2)  Based upon a 360-day year of twelve 30-day months.

                          1
(3)  Discount Factor = -------, where x is Years from Original Issue Date to and including the applicable payment date.
                       1.30(x)


                                                                 A-3

                                            Call Date of October 30, 2004 (Maturity Date)
                                            ---------------------------------------------


                                                                                                                          Present
                                                                                                                         Value at
                                                                                                                         Original
                                                                                                                           Issue
                                                                                                                          Date of
                                                                                                                           Cash
                                          Accrued but                                Days        Years                   Received
                                            Unpaid                                   from        from        Discount   on Payment
                       Issue   Interest    Interest                   Total Cash   Original    Original       Factor       Date
                       Price   Payments   Received on   Call Price    Received on    Issue       Issue       at Yield    at Yield
   Payment Date        Paid    Received    Call Date    Received(1)  Payment Date   Date(2)  (Days(2)/360)  to Call(3)    to Call
   ------------      --------  --------   -----------   -----------  ------------  --------  -------------  ----------  ----------
October 31, 2003     ($20.264)   --         --            --            --              0         .00000     100.000%       --

January 30, 2004        --       $.4053     --            --            $.4053         90         .25000      93.651%       $.3796

April 30, 2004          --       $.4053     --            --            $.4053        180         .50000      87.706%       $.3555

July 30, 2004           --       $.4053     --            --            $.4053        270         .75000      82.138%       $.3329

Call Date (October      --       --         $.4053        --            $.4053        360        1.00000      76.923%       $.3118
30, 2004)

Call Date (October      --       --         --            $24.5495    $24.5495        360        1.00000      76.923%     $18.8842
30, 2004)

Total amount received on the Call Date: $24.9548                                                                Total:    $20.2640

Total amount received over the term of the SPARQS: $26.1707

---------
(1)  The Call Price of $24.5495 is the dollar amount that has a present value of $18.8842, which has been discounted to the Original
     Issue Date from the Call Date at the Yield to Call rate of 30% so that the sum of the present values of all of the interest payments on the SPARQS and the present value of the Call Price is equal to the Issue Price of $20.264.

(2)  Based upon a 360-day year of twelve 30-day months.

                          1
(3)  Discount Factor = -------, where x is Years from Original Issue Date to and including the applicable payment date.
                       1.30(x)


                                                                 A-4
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